UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2011

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4)

Item 1.01.	Entry into a Material Definitive Agreement

On November 15, 2011, DaVita Inc. (the “Company”) entered into a seven year Sourcing and Supply Agreement (the “Agreement”) with Amgen USA Inc. (“Amgen”), a wholly owned subsidiary of Amgen Inc. The Agreement sets forth the terms under which the Company, and certain of its affiliates and facilities managed by the Company or its affiliates, will purchase Epoetin alfa (“Epogen”) in amounts necessary to meet no less than 90% of the Company’s and its affiliates’ requirements for erythropoiesis stimulating agents. The Agreement replaces in its entirety the Dialysis Organization Agreement, effective January 1, 2011, between the Company and Amgen that expires by its terms on December 31, 2011(the “Expiring Agreement”). The term of the Agreement commences January 1, 2012 and ends December 31, 2018.

The Agreement, among other things, provides for discount pricing and rebates for Epogen. Some of the rebates are subject to various conditions including future pricing levels of Epogen by Amgen USA and data submission by DaVita. In the initial years of the agreement the total rebate opportunity is less than provided for in the Expiring Agreement.

The Agreement allows for termination by either party before expiration of its term in the event of certain breaches of the Agreement, and allows for modification or renegotiation in the event of a change in law or regulation.

The foregoing description of the Agreement is qualified in its entirety by reference to the actual text of the Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 7.01.	Regulation FD Disclosure

Now that the Company has entered into the Agreement, it is reaffirming its operating income guidance range for 2012 of $1,200 million to $1,300 million.

The information contained in Item 7.01 of this Form 8-K is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: November 18, 2011	By:	/s/ Kim M. Rivera
Kim M. Rivera
Chief Legal Officer and Corporate Secretary